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                                 FIRST AMENDMENT
                                       TO
                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            BAM! ENTERTAINMENT, INC.


        BAM! Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1.     The name of the Corporation is BAM! Entertainment, Inc.

        2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on September 19, 2000, the Amended and Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on December 27, 2000 and the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of Delaware on May 24, 2001.

        3. This Amendment to the Second Amended and Restated Certificate of Incorporation (the "Amendment") was duly adopted in accordance with the provisions of Sections 141(f), 242, 245 and 228 of the General Corporation Law of the State of Delaware by the unanimous consent of the Corporation's Board of Directors at a meeting duly held and the written consent of the Corporation's stockholders, with written notice being provided to all non-consenting stockholders in accordance with Section 228(d) of such law. Except as set forth in this Amendment, the Second Amended and Restated Certificate of Incorporation shall remain in effect.

        4. The first paragraph of ARTICLE IV: AUTHORIZED STOCK, shall be amended in its entirety as follows:

                          ARTICLE IV: AUTHORIZED STOCK

               1. Authorized Stock. The total authorized capital stock of this Corporation shall be 103,000,000 shares, divided as follows: (i) 100,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), and (ii) 3,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The Preferred Stock shall be divided into series. The first series shall consist of 976,220 shares which shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock"). The second series shall consist of 320,000 shares which shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock"). The third series shall consist of 443,400 shares which shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock"). The remaining 1,260,380 shares of Preferred Stock shall be undesignated ("Undesignated Preferred Stock"), subject to the provisions of paragraph (b) of this Article Four. Effective upon the filing of this Amendment, every outstanding share of


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                      the Common Stock of the Corporation will be split into 4.7 shares of Common Stock.

        5.     That portion of ARTICLE IV, Section 5, which reads:

                      (a)    Authorized Shares.

                      The aggregate number of shares that the Corporation shall
               have authority to issue is 150,000,000, (i) 130,000,000 shares of which shall be Common Stock, par value $0.001 per share, and 20,000,000 of which shall be Preferred Stock, par value $0.001 per share.

shall be amended to read:

                      (a)    Authorized Shares.

                      The aggregate number of shares that the Corporation shall
               have authority to issue is 110,000,000, (i) 100,000,000 shares of which shall be Common Stock, par value $0.001 per share, and 10,000,000 of which shall be Preferred Stock, par value $0.001 per share.





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        IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its Chief Executive Officer as of this 15th day of August, 2001.

                                   BAM! ENTERTAINMENT, INC.


                                   By: /s/ RAYMOND C. MUSCI
                                       -----------------------------------------
                                       Raymond C. Musci, Chief Executive Officer